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                           CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our reports dated February 5, 1998 on the financial statements and schedules of American Enterprise Life Insurance Company and our report dated March 13, 1998 on the financial statements of American Enterprise Variable Annuity Account - AEL Personal Portfolio Plus2 Variable Annuity Subaccounts in Post-Effective Amendment No. 11 to the Registration Statement (Form N-4, No. 33-54471) and related Prospectus for the registration of the AEL Personal Portfolio Plus2 for American Enterprise Variable Annuity Account to be offered by American Enterprise Life Insurance Company.

/s/ Ernst & Young LLP

Ernst & Young LLP
Minneapolis, Minnesota
August 19, 1998